Exhibit 99.1

300 North LaSalle
Gabor Balassa, P.C.	Chicago, IL 60654
	United States	Facsimile:
To Call Writer Directly:
+1 312 862 2186	+1 312 862 2000	+1 312 862 2200
gabor.balassa@kirkland.com	www.kirkland.com

June 24, 2022

By Email

Mr. Jay Sheng

Head of Operations

FF Global Partners LLC

Re:	Improper Notice of Removal by FF Top Dear Mr. Sheng:

I write on behalf of Faraday Future Intelligent Electric Inc. (the “Company”) in response to FF Top Holding LLC’s (“FF Top”) “Notice of Removal of FF Top Designee” dated June 22, 2022 (the “Notice”).

In the Notice, FF Top attempts to exercise purported rights pursuant to Section 2.1(c) of the Shareholder Agreement, dated July 21, 2021 (the “Shareholder Agreement”), between the Company and FF Top, to remove Mr. Brian Krolicki from the Company’s board of directors (the “Board”). The Shareholder Agreement, however, requires that Mr. Krolicki remain as one of FF Top’s “Designees” on the Board until after the Company’s first and second annual stockholder meetings, and it precludes FF Top from removing Mr. Krolicki from the Board until then. In addition, Delaware law does not allow a minority stockholder to remove a director from a company’s board. The Company therefore denies FF Top’s requests set forth in the Notice.

FF Top’s attempted removal of Mr. Krolicki violates the Shareholder Agreement and Delaware law in the following respects. First, in Section 2.1(a) of the Shareholder Agreement, FF Top committed that Mr. Krolicki would be one of FF Top’s Designees on the Board through the Company’s second annual stockholder meeting and would not be subject to removal under Section 2.1(c) during that period:

Susan G. Swenson, Edwin Goh, Brian Krolicki and Lee Liu shall be deemed as the “FF Top Designees” for the Company’s first and second annual meetings following the initial appointment of such directors, the resignation of which and the filling of a vacancy shall be subject to Section 2.1(c).

Austin Bay Area Beijing Boston Brussels Dallas Hong Kong Houston London Los Angeles Munich New York Paris Salt Lake City Shanghai Washington, D.C.

Mr. Jay Sheng

June 24, 2022

Shareholder Agmt. § 2.1(a) (emphasis added).

Section 2.1(a) expressly limits FF Top’s opportunity to remove its Designees under Section 2.1(c). Otherwise, FF Top’s commitments under Section 2.1(a) to keep Mr. Krolicki as one of FF Top’s Designees on the Board for approximately two years would be meaningless. Indeed, by the Shareholder Agreement’s express terms quoted above, through the Company’s second annual stockholder meeting, Section 2.1(a) only allows FF Top to replace its Designees pursuant to Section 2.1(c) in one limited circumstance -- i.e., where a “resignation” has occurred. Id. (“… the resignation of which and the filling of a vacancy shall be subject to Section 2.1(c) .”). Here, Mr. Krolicki has not resigned from the Board. Accordingly, there is no exception to Section 2.1(a) that would allow FF Top to avoid its obligations to ensure Mr. Krolicki remains as one of FF Top’s Designees on the Board through the Company’s second annual stockholder meeting.

Second, in Section 2.1(a), FF Top further agreed to take “all Necessary Action” to cause Mr. Krolicki and others who have been members of the Board since July 2021, to be elected to the Board at the Company’s forthcoming first annual stockholder meeting in 2022. Removing Mr. Krolicki from the Board before the Company’s first stockholder meeting would plainly contravene these obligations:

At the Closing Date, the Board shall initially be composed of the following individuals: Dr. Carsten Breitfeld, Jordan Vogel, Brian Krolicki, Lee Liu, Qin Ye, Susan Swenson, Matthias Aydt, Edwin Goh and Scott Vogel (the “Initial Board”)…. The Shareholder shall take all Necessary Action to cause the election of the Initial Board at the Company’s first annual meeting.

Shareholder Agmt. § 2.1(a) (emphasis added).

FF Top’s obligation to take “all Necessary Action” to cause Mr. Krolicki to be reelected to the Board includes an obligation to take all actions “reasonably necessary and desirable within … its control to cause such result including … voting or providing a proxy with respect to shares of Common Stock and other securities of the Company generally entitled to vote in the election of Directors of the Company Beneficially Owned by such party.” Shareholder Agmt. § 1.1. As your client is aware, these provisions were heavily negotiated. FF Top’s attempt to remove Mr. Krolicki flatly contradicts its obligations.

Mr. Jay Sheng

June 24, 2022

Third, Delaware law does not allow a minority stockholder to remove a director. Rather, section 141(k) of the Delaware General General Corporate Law permits the removal of directors only “by the holders of a majority of the shares then entitled to vote at an election of directors,” with narrow exceptions that do not apply here. Moreover, the Company’s Certificate of Incorporation does not allow stockholders to act by written consent. FF Top’s attempted removal by “notice” therefore is ineffective as a matter of Delaware law.

As FF Top’s Notice violates the Shareholder Agreement and Delaware law, the Notice is ineffective. Mr. Krolicki remains on the Board. FF Top’s separate “Notice of Nomination of Replacement FF Top,” dated June 23, 2022, is therefore futile as well. The Company expects that, at its first annual stockholder meeting, FF Top will honor its obligation to vote its beneficially owned shares in favor of the slate of directors, including Mr. Krolicki, who have sat on the Board since July 2021.

Moreover, the Company understands that a representative of FF Top attempted to induce Mr. Krolicki to resign from the Board by offering him a consultancy arrangement in which FF Top would pay Mr. Krolicki up to $700,000 over time if he resigned. This development is particularly troubling. The Company demands that FF Top immediately cease its wrongful actions with respect to Mr. Krolicki.

The Company reserves all rights and waives none, including its right to pursue damages caused by any and all FF Top breaches of the Shareholder Agreement and relief associated with FF Top’s other improper actions.

Sincerely,

/s/ Gabor Balassa
Gabor Balassa

cc: Michael A. Pittenger